AGREEMENT

This Agreement is entered into as of December 15, 2023, by and between Paychex, Inc. (the “Company”), and Efrain Rivera (the “Employee”).

RECITALS

WHEREAS, the Employee previously served as the Senior Vice President and Chief Financial Officer of the Company, and since stepping down from such position, has continued to serve as a senior advisor to the Company; and

WHEREAS, the Company desires to continue the employment of the Employee as a senior advisor through August 1, 2024 on the terms set forth in this Agreement, and the Employee desires to remain in the continued employment of the Company for such period on the terms set forth in this Agreement; and

WHEREAS, the Employee was granted awards of stock options, time-based restricted stock units and performance-based restricted stock units on July 15, 2023 (the “2023 Equity Awards”), which would vest or proportionately vest on July 15, 2024 if the Employee remains in continuous employment through such date pursuant to the retirement provisions thereof; and

WHEREAS, the Employee desires to forfeit and cancel the 2023 Equity Awards;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.
Continued Employment; Term. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to continue to employ the Employee as a senior adviser to the Company and the Employee hereby accepts employment. The Employee shall perform the services requested by the Company’s President and Chief Executive Officer. The Employee’s employment shall continue on a full-time basis until February 29, 2024 (the “Full-Time Employment Period”) and thereafter on a part-time basis until August 1, 2024 (the “Part-Time Employment Period” and together with the Full-Time Employment Period, the “Aggregate Employment Period”). There are no other changes to the terms of the Employee’s current employment.
Section 2.
Compensation and Benefits. During the Aggregate Employment Period, so long as the Employee remains in continuous employment pursuant to this Agreement, the Company agrees to continue to pay the Employee (a) a base salary during the Full-Time Employment Period at the rate in effect on the date hereof, and (b) a base salary during the Part-Time Employment Period at the rate of $10,000 per month to reflect his part-time status. Except as otherwise provided by Section 3, there are no other changes to the Employee’s existing compensation or benefits.
Section 3.
Cancellation of 2023 Equity Awards. In exchange for his continued employment with the Company pursuant to this Agreement, the Employee hereby agrees to the forfeiture and cancellation of the 2023 Equity Awards effective as of the date of this Agreement. The Employee and the Company agree that the applicable award agreements are hereby amended to reflect such forfeiture and cancellation. Any outstanding equity awards held by the Employee as of the date hereof other than the 2023 Equity Awards will remain outstanding in accordance with their terms and are not affected by this Agreement.
Section 4.
Termination. The Company or the Employee may terminate this Agreement and Employee’s employment with the Company for any reason at any time upon notice to the other party. In addition, this Agreement and Employee’s employment with the Company will automatically terminate upon the death of the Employee. To the extent not otherwise terminated, this Agreement shall automatically terminate on the last day of the Aggregate Employment Period.
Section 5.
Miscellaneous.
(a)
Entire Agreement; Amendment. There are no oral agreements in connection with this Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes any prior agreements or understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be terminated, modified or amended orally or by any course of conduct. This Agreement may be modified or amended only by a writing expressly referring to this Agreement and executed by both the Company and the Employee. This Agreement is personal to the Employee and may not be assigned by him.
(b)
Tax Withholding. The Company may withhold from any amounts payable under this Agreement the amount of any federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(c)
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions. All parties consent to exclusive personal jurisdiction in New York courts and agree that venue shall be Monroe County.
(d)
Headings. The headings and subheadings in this Agreement are for convenience of reference only and are not of substantive effect.
(e)
Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PAYCHEX, Inc.

By: /s/John B. Gibson

John B. Gibson

President and Chief Executive Officer

EMPLOYEE

/s/Efrain Rivera

Efrain Rivera